Exhibit 23.1


              CONSENT OF PETERSON & CO., LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements on Forms S-2 (Nos. 333-108923, 333-105656, 333-37676, 333-63468, 333-73906,
333-84766),  Forms S-3 (Nos.  333-19695,  333-62761,  333-45759,  333-07861) and
Forms  S-8  (Nos.  333-105854,   033-61704,   033-61708,  033-63046,  333-24991,
333-26319, 333-60011) of our report dated March 8, 2004, except for the effects of the restatements described Note 1, as to which the date is March 25, 2005, included in the Annual Report on Form 10-KSB/A of Protein Polymer Technologies, Inc. for the year ended December 31, 2003, with respect to the financial statements, included in this Form 10-KSB/A.



                                                      /s/ Peterson & Co., LLP

                                                      PETERSON & CO., LLP

San Diego, California
March 30, 2005